Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings for the Quarter and Six Months Ended

December 31, 2004

Medway, MA, January 26, 2005 – Service Bancorp, Inc. (OTC:SERC), the bank holding company for Strata Bank, announced net income for the quarter ended December 31, 2004 of $536,000, or $0.32 per share, compared with $558,000, or $0.34 for the same quarter a year ago, a decrease of $22,000, or 3.9%. Net income for the six months ended December 31, 2004 was $995,000, or $0.60 per share, compared with $945,000, or $0.57 per share, for the six months ended December 31, 2003, an increase of $50,000, or 5.3%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Our earnings are steady and strong, benefiting from notable growth in the areas of commercial loans and residential real estate. We have also demonstrated that we are staying competitive in today’s financial marketplace by offering products like the rising rate 5-year CD that has successfully increased our investment offerings. As the banking landscape continues to change it is critical that we remain an industry leader. Offering innovative products and services that not only meet but exceed the needs of our customers each and every day is the key to our continued success.”

The Company’s total assets were $332.6 million as of December 31, 2004, compared with $318.7 million as of June 30, 2004, an increase of $13.9 million, or 4.4%. The Company’s sales efforts and expanded network of commercial lenders and residential loan originators continue to produce solid loan growth quarter after quarter. Total loans increased $19.8 million, or 8.4%, since June 30, 2004 to $255.2 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $9.9 million, or 11.8% during the six months ended December 31, 2004 to $94.1 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $8.8 million, or 6.7%. This year’s growth in residential loans was net of $2.3 million in sales, servicing retained. The Company was also successful in increasing home equity loans by $1.3 million, or 6.5%.

Investment securities were reduced by $3.2 million, or 5.4%, since June 30, 2004 and the proceeds reinvested in the loan portfolio. In addition, the Company increased borrowings from the Federal Home Loan Bank of Boston by $9.0 million, or 17.9%, during the first six months of this fiscal year, which provided further funding for loan growth. Total deposits increased $3.4 million, or 1.4%, since June 30, 2004. Demand deposits increased $2.0 million, or 5.6%, and money market deposits increased $859,000, or 2.5%. Certificates of deposit were $5.4 million, or 6.0% higher, due mostly to special promotions such as the five-year rising rate CD and one day 12-month CD sale. Partially offsetting these deposit growth areas was a decline of $4.3 million, or 13.4%, in NOW deposits due primarily to lower balances in certain accounts used by attorneys in connection with residential loan closings.

For the quarter ended December 31, 2004, net interest income increased $31,000, or 1.1%, over the same quarter last year. The increase in net interest income was led by higher earning-assets and improved mix of earning-assets, as average loans increased $36.3 million while lower yielding average investment securities and short-term investments decreased a total of $10.5 million. Average core deposits increased $9.6 million while average certificates of deposit increased $2.9 million and average borrowings, primarily from the Federal Home Loan Bank of Boston, increased $10.6 million.

The interest rate spread and margin decreased from 3.61% and 3.90%, respectively, for the quarter ended December 31, 2003 to 3.28% and 3.62% for the quarter ended December 31, 2004. The decrease in interest rate spread and margin was due to the lower rate environment which has reduced index rates used to set interest rates for loan re-pricing and for new loans as well as yields on purchases of investment securities. In addition, certain funding costs, such as certificates of deposit, have increased due to the competitive market for such deposits.

Non-interest income of $431,000 for the quarter ended December 31, 2004 was slightly higher than the same quarter a year ago at $429,000. This quarter included a gain of $32,000 on the sale of $2.3 million in residential loans. Also higher this quarter were several fee revenue sources of the Bank, most notably financial service fees, debit card fees, and merchant credit card fees. The increase in financial service fees reflects the success of the Financial Services Center at Strata Bank, which provides financial planning and investment products such as annuities, mutual funds, life insurance and other non-deposit products and services. Partially offsetting these increases were lower realized gains on investment securities by $55,000 compared to the same quarter last year.

Total non-interest expenses for the quarter ended December 31, 2004 increased $110,000, or 5.0%, over the same quarter last year to $2.3 million. The increase is consistent with the growth in operations and increased staffing in the residential loan origination and commercial lending areas of the Bank.

The provision for loan losses was $109,000 for the quarter ended December 31, 2004. The allowance for loan losses totaled $2.3 million at December 31, 2004 and represented .90% of loans outstanding, consistent with the percentage at June 30, 2004. There were no non-performing assets at December 31, 2004 or June 30, 2004.

Stockholders’ equity increased to $26.3 million, or $16.01 book value per share, at December 31, 2004 from $24.9 million, or $15.26 book value per share, at June 30, 2004. The Company’s ratio of stockholders’ equity to total assets at December 31, 2004 was 7.92%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	December 31, 2004	June 30, 2004	December 31, 2003
Consolidated Balance Sheet Data:
Total assets	$332,627	$318,673	$303,299
Total loans, net of allowance for loan losses	255,183	235,336	220,784
Short-term investments	4,157	3,903	351
Other investments	56,179	59,367	65,244
Deposits	242,557	239,148	223,018
Borrowings	62,325	53,332	55,026
Stockholders' equity	26,337	24,922	24,150

Capital and Asset Quality Ratios and Other Data:
Stockholders' equity to total assets	7.92%	7.82%	7.96%
Book value per share	$16.01	$15.26	$14.97

Non-performing assets to total assets	0.00%	0.00%	0.005%
Allowance for loan losses to loans	0.90%	0.90%	0.90%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	2

	Quarter Ended December 31,		Six Months Ended December 31,
Consolidated Statement of Income:	2004	2003	2004	2003
Total interest income	$4,240	$3,982	$8,266	$7,686
Total interest expense	1,450	1,223	2,782	2,407

Net interest income	2,790	2,759	5,484	5,279
Provision for loan losses	109	157	211	297

Net interest income after provision for loan losses	2,681	2,602	5,273	4,982

Service charges and other income	387	362	779	717
Gain on loan sales	32	—	32	—
Gain/loss on securities, net	12	67	51	106

Total non-interest income	431	429	862	823

Total non-interest expense	2,321	2,211	4,670	4,415

Income before income taxes	791	820	1,465	1,390
Income taxes	255	262	470	445

Net income	$536	$558	$995	$945

Earnings per share:
Basic	$0.33	$0.35	$0.61	$0.59

Diluted	$0.32	$0.34	$0.60	$0.57

Weighted average shares:
Basic	1,643,159	1,610,947	1,640,086	1,608,452

Diluted	1,666,942	1,649,004	1,664,633	1,645,633

Performance Ratios:
Annualized return on average assets	0.65%	0.73%	0.62%	0.63%
Annualized return on average equity	8.16%	9.33%	7.67%	7.97%
Net interest spread	3.28%	3.61%	3.30%	3.50%
Net interest margin	3.62%	3.90%	3.63%	3.79%